STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made and entered into as of November 5, 2009, among Eric Takamura (“Purchaser”), Hamilton Clark & Co. (“Seller”), and NuGen Mobility, Inc. (the “Company”).

WHEREAS, Seller owns 111 shares of common stock of the Company (said shares hereinafter referred to as the “Shares”);

WHEREAS, Seller wish to sell to Purchaser, and Purchaser wishes to purchase from Seller, the Shares, for such consideration and on such terms as set out below;

NOW THEREFORE, in consideration of the above premises and the mutual representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Purchase Price; Closing Deliveries.

(a)          The purchase price for the Shares shall be Three Hundred Thousand Dollars ($300,000).

(b)          Simultaneous with the execution and delivery of this Agreement, (i) Purchaser shall pay Seller said purchase price, by execution and delivery of the Note attached hereto as Exhibit A. As the Company did not issue certificates representing Shares, the execution and delivery of this Agreement shall effectuate the transfer of the Shares from Seller to Purchaser.

2.	Representations of Seller.

Seller hereby represents and warrants to Purchaser the following:

(a)          Seller is a corporation duly incorporated, organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted, including without limitation, the sale of the Shares contemplated by this Agreement.

(b)          Neither Seller nor any of its respective affiliates has any interest, direct or indirect, in any shares of capital stock or other equity in the Company or has any other direct or indirect interest in any tangible or intangible property which the Company uses or has used in the business conducted by the Company, or has any direct or indirect outstanding indebtedness to or from the Company, or related, directly or indirectly, to its assets, other than the Shares.

(c)          Seller has the absolute and unrestricted right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller. The execution, delivery and performance of this Agreement have been duly and validly approved and authorized by all necessary action on the part of Seller.

(d)          No filing with, authorization from or consent or approval of any governmental body, agency, official or authority or any other third party is necessary or required to be made or obtained to enable Seller to enter into, and to perform its obligations under, this Agreement.

(e)          Assuming the due authorization, execution and delivery by Purchaser, this Agreement, when executed and delivered by Purchaser will be, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms. The individual executing this Agreement on behalf of the Seller has been duly authorized by all necessary and appropriate action on behalf of the Seller.

(f)           Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (a) any provision of the Certificate of Incorporation or By-laws of Seller, as currently in effect, (b) any instrument, contract or agreement to which Seller is a party or by which it is bound, or (c) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to Seller or its assets or properties. Furthermore, the sale of the Shares by the Seller does not and will not result in the creation of any security interest, pledge, claim, lien, charge, hypothecation, assignment, offset or encumbrance whatsoever (collectively, “Liens”), other than applicable federal and state securities laws.

(g)          The Seller is the sole record and beneficial owner of the Shares and has good and marketable title to the Shares, free and clear of all Liens, other than applicable federal and state securities laws. Upon the execution and delivery of this Agreement, Purchaser shall be the lawful record and beneficial owner of the Shares, free and clear of all Liens, other than applicable federal and state securities laws. Other than this Agreement, there are no stockholders’ agreements, voting trust, proxies, options, rights of first refusal or any other agreements or understandings with respect to the Shares.

(h)          Seller is not party to or threatened with, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority (collectively, “Legal Proceedings”) relating to or affecting the Shares.

3.       Purchaser’s Representations.

(a)           Purchaser has the absolute and unrestricted right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser.

(b)           No filing with, authorization from or consent or approval of any governmental body, agency, official or authority or any other third party is necessary or required to be made or obtained to enable Purchaser to enter into, and to perform its obligations under, this Agreement.

(c)           Assuming the due authorization, execution and delivery by Seller, this Agreement, when executed and delivered by Seller will be, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms.

(d)           Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (a) any instrument, contract or agreement to which Purchaser is a party or by which it is bound, or (b) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to Purchaser or his assets or properties.

(c)           Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the resale or distribution of any part thereof.

4.            Release.   In consideration for the execution and delivery of this Agreement and the Note and other good and valuable consideration not otherwise due, the receipt and sufficiency of which is hereby acknowledged, Seller and his officers, directors, stockholders, agents, representatives, advisors, heirs, and direct and indirect affiliates and their respective successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release, and forever discharge Purchaser and the Company, its employees, stockholders, officers, directors, agents, advisors, representatives and direct and indirect affiliates and their respective successors and assigns, and all persons, firms, corporations, and organizations acting on their behalf (collectively referred to as the “Company Related Persons”) of and from any and all actions, causes of actions, suits, debts, charges, demands, complaints, claims, administrative proceedings, liabilities, obligations, promises, agreements, controversies, damages and expenses (including but not limited to compensatory, punitive or liquidated damages, attorney’s fees and other costs and expenses incurred), of any kind or nature whatsoever, in law or equity, whether presently known or unknown (collectively, the “Claims”), which any of the Releasors ever had, now have, or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause, or thing whatsoever against Purchaser and  the Company or any of the Company Related Persons, including without limitation any Claims relating directly or indirectly to the Consulting Agreement dated December 28, 2006 between the Company and Seller, other than (i) this Agreement and the Note and (ii) the indebtedness owed by the Company to Seller in the amount of $35,000 plus accrued interest at the rate of 1% per annum, which Seller has agreed shall be settled by the payment of $25,000, which shall become due and payable upon the closing of the private placement contemplated by the Company.

5.           Non-Disparagement.  Seller hereby agrees that it shall not make any public disparaging statements concerning Purchaser, the Company or any Company Related Persons.

6.           Confidentiality.

(a)           Confidential Information.  For purposes of this Agreement, "Confidential Information" means this Agreement and the terms hereof and any information relating to the business, operations, affairs, assets or condition (financial or otherwise) of the Company which is not generally known by non-business personnel, or is proprietary, or in any way constitutes a trade secret (regardless of the medium in which information is maintained or whether it is identified as confidential by the Company), or which Seller obtained knowledge of or access to through or as a result of its relationship with the Company, including without limitation, the proposed reverse merger (the “Reverse Merger”) between the Company and a public company (“Newco”), business and marketing plans, financings, cost and pricing information, supplier information, proposed design and specifications for future products and products in development, and all other technical and business information considered confidential by the Company.  Confidential Information shall not include any information that is generally publicly available or otherwise in the public domain other than as a result of a breach by the Seller of its obligations hereunder.

(b)           Confidentiality Obligations.  From and after the date hereof, Seller shall, directly or indirectly, use, make available, sell, or disclose or otherwise communicate to any third party any of the Company's Confidential Information.

7.  Indemnification.

(a)         Seller and its officers, directors, employees, trustees, employees, agents, stockholders, beneficiaries, affiliates, representatives and their successors and assigns shall indemnify and hold harmless Purchaser and his employees, trustees, agents,  beneficiaries, affiliates, representatives and their successors and assigns from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys’ fees and disbursements) resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Seller.

(b)           Purchaser and his employees, trustees, employees, agents, beneficiaries, affiliates, representatives and their successors and assigns shall indemnify and hold harmless Seller and its officers, directors, employees, trustees, employees, agents, stockholders, beneficiaries, affiliates, representatives and their successors and assigns from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys’ fees and disbursements) resulting from any misrepresentation, breach of warranty or nonfulfilllment of any covenant or agreement on the part of Seller.

8.       Miscellaneous.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

(b)           If any covenant or agreement contained herein, or any part hereof, is held to be invalid, illegal or unenforceable for any reason, such provision will be deemed modified to the extent necessary to be valid, legal and enforceable and to give effect of the intent of the parties hereto.

(c)           This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.  This Agreement supersedes all prior agreements between the parties with respect to the subject matter hereof or thereof.  There are no representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein or in the other agreements referenced herein.

(d)           This Agreement may not be amended or modified except by the express written consent of the parties hereto.  Any waiver by the parties of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof or of any other provision.

(e)           This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assignees and heirs and legal representatives.

(f)           The parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

(g)           The parties hereto agree to execute and deliver such further documents and instruments and to do such other acts and things any of them, as the case may be, may reasonably request in order to effectuate the transactions contemplated by this Agreement.

(h)           This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its duly authorized officer or representative as of the date first above written.

/s/ Eric Takamura
Eric Takamura

NuGen Mobility, Inc.

/s/ Eric Takamura
Name: Eric Takamura
Title: CEO/President

Hamilton Clark & Co.

/s/ John J. Nokenna
Name: John J. Nokenna
Title: CEO